Exhibit 99.1

Dear Shareholder,	May 27, 2016

We regret that this is the first shareholder communication since the third quarter of 2015. Several important events have transpired since our last communication that have had an impact on United Mortgage Trust (“UMT” or the “Fund”) and certain of its affiliates, and will have an immediate impact on your distributions.

In our November 24, 2015 Form 8-K filing with the Securities and Exchange Commission (“SEC”) we reported that on November 19, 2015, Whitley Penn LLP (“Whitley Penn”) declined to stand for reappointment as the Fund’s independent registered public accounting firm. Whitley Penn’s prior audit reports on the Fund’s annual financial statements did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, and there have been no disagreements between the Fund and Whitley Penn on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

On December 10, 2015, misleading statements about United Development Funding IV (“UDF IV”) and its affiliates, including UMT, were posted on an Internet website. The posts were made anonymously, but were later claimed by Hayman Capital Management, L.P. (“Hayman”), a Dallas-based hedge fund. Hayman then revealed that it had built a significant short position in UDF IV’s stock, which meant it would profit if the price of UDF IV stock fell. UDF IV provided a detailed response to this attack, which was filed with the SEC in a Form 8-K on December 14, 2015. On February 22, 2016, UMT filed a Form 8-K disclosing that on February 18, 2016, a search warrant was executed by law enforcement officers for the collection of business documents at the headquarters of UDF and UMT in Grapevine, Texas.

In late December 2015, the UDF IV Audit Committee commissioned the nationally recognized law firm Thompson & Knight, LLP that, with the assistance of independent forensic accountants from a global accounting firm, conducted an in-depth investigation of the allegations made by Hayman Capital Management, L.P. The UDF IV Audit Committee provided the independent investigation team with full and unrestricted access to documents, records, communications and personnel and asked it to pursue every path that the facts warranted. On May 17, 2016 UDF IV issued a press release announcing that the independent investigation was substantially complete, and that the investigation team found no evidence of fraud or misconduct on the part of UDF IV, its management, its advisor or its asset manager. (Please use the link www.udfiv.com for access to the full press release and the referenced UDF IV 8-K filings).

What does this mean for UMT shareholders?

As we have communicated in prior letters, UMT is being slowly liquidated as capital is returned to shareholders. We have accomplished this primarily through the sale of non-performing assets, distribution of cash received from deficiency notes and recourse obligation payments from affiliates and revenue from the UMT Home Finance programs. These revenue sources allowed us to sustain our distribution rate as our investment portfolio and associated earnings declined. Most of the non-performing assets have been sold, so the primary sources of cash available for distributions are payments from deficiency notes and revenue from the UMT Home Finance programs.

We are continuing the process of engaging an audit firm to allow UMT to complete its 2015 audit and requisite public filings for year-end 2015 and the first quarter of 2016. Until we bring our financial reporting current, we have decided to close the UMT Home Finance programs to new subscriptions, repay our bank lines of credit and return capital to the UMT Home Finance investors.

Prior to March 2016, we made distributions on a monthly basis. The events presented above have interrupted the normal course of operations, making it difficult to predict future cash flow and ascertain the amount and timing of any future distributions. The trustees will make a determination of cash available for distribution each calendar quarter going forward and, if appropriate, may declare a distribution.

We do not expect to report any net income for 2016 and we do not anticipate any adverse consequences under REIT distribution requirements. Management views the independent investigation, and subsequently, the engagement of an auditor as important first steps in allowing UMT to focus once again on our core business.

Management and the board of UMT are keenly aware of the inconvenience and even hardship some of our shareholders may experience without the benefit of consistent monthly distributions and we remain committed to achieving the best possible returns for our shareholders. Thank you for your patience and understanding, that are enormously important as we work to restore the benefits of UMT share ownership to you and others who honored us by investing in our company.

We will communicate as frequently as developments warrant an update. If you have questions or comments in the meantime, please call our Investor Relations department at (214) 237-9305 or (800) 955-7917.

Sincerely,

Stuart Ducote

President, Chief Financial Officer

United Mortgage Trust